Exhibit 23.4
CONSENT OF DIRECTOR NOMINEE
To Carey Watermark Investors Incorporated (the “Company”):
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references in the Company’s Registration Statement on Form S-11 (the “Registration Statement”), and any amendments thereto, which indicate that I have accepted a nomination to become a director of the Company and upon appointment prior to the commencement of the Company’s initial public offering of shares of common stock pursuant to such Registration Statement, will serve as a member of the Board of Directors of the Company.
Dated: July 9, 2010

/s/ Trevor P. Bond Name: Trevor P. Bond

Director Nominee